EXHIBIT 16

                                PMB & Company LLP
                         50 Francisco Street, Suite 120
                             San Francisco, CA 94133





December 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K, dated December 13, 2002, of AccuImage Diagnostics Corp. ("AccuImage"), and agree that the reports of PMB & Company LLP on AccuImage's financial statements for the past two fiscal years ended September 30, 2000 and 2001 and the current fiscal year through the third quarter ended June 30, 2002 contained no adverse opinion or disclaimer, or were qualified as to uncertainty, review scope, or accounting principles. We agree that during AccuImage's past two fiscal years ended September 30, 2000 and 2001 and the current fiscal year through the third quarter ended June 30, 2002, there were no disagreements with us on any matter of accounting principles or practices, financial statement disclosure, or reviewing scope or procedures. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

         s/S. BERDE
         _________________
         S. Sam Berde
         PMB & Company LLP